Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D relating to shares of Common Stock, par value $0.0001 per share, of Glu Mobile Inc., a company incorporated under the laws of Delaware. This Joint Filing Agreement shall be included as an Exhibit to such joint filing, and may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Joint Filing Agreement.

Date: May 11, 2015

RED RIVER INVESTMENT LIMITED

By:	/s/ Lau Chi Ping, Martin
	Name:	Lau Chi Ping, Martin
	Title:	Authorized Signatory

TENCENT HOLDINGS LIMITED

By:	/s/ Lau Chi Ping, Martin
	Name:	Lau Chi Ping, Martin
	Title:	President